Registrant Name:  Vanguard Wellesley Income Fund

File Number:  811-1776

Registrant CIK Number:  0000105544



Item 73  Distributions per share for which record date passed during the period:
B)	1. Distributions of capital gains-------------	$0.038
2. Distributions of capital gains from a second class of open-end
             company shares------------------	$0.093